                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                Amendment No. 2
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                    Wilshire Financial Services Group Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   971867106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                   Wilshire Real Estate Investment Trust Inc.
                            1776 S.W. Madison Street
                             Portland, Oregon 97205
                                 (503) 223-5600

                                with a copy to:
                           Daniel E. Titelbaum, Esq.
                        Heller Ehrman White & McAuliffe
                333 Bush Street, San Francisco, California 94104
                                     (415) 772-6000
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 June 21, 1999
                                 -------------
            (Date of Event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.

                         (Continued on following pages)

                              (Page 1 of 9 pages)
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                                  SCHEDULE 13D

CUSIP No. 971867106                              Page    2    of    9    Pages
----------------------------                     -----------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Wilshire Real Estate Investment Trust Inc.
   EIN: 52-2081138
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX, IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                             [ ]
-------------------------------------------------------------------------------
6                             CITIZENSHIP OR PLACE OR ORGANIZATION
                              Maryland
-------------------------------------------------------------------------------

                                    7  SOLE VOTING POWER
                                       None
                                   --------------------------------------------
NUMBER OF SHARES                    8  SHARED VOTING POWER
BENEFICIALLY OWNED                     2,874,791
                                   --------------------------------------------
BY EACH REPORTING                   9  SOLE DISPOSITIVE POWER
PERSON WITH                            None
                                   --------------------------------------------
                                   10  SHARED DISPOSITIVE POWER
                                       2,874,791
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,874,791
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    14.35%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
-------------------------------------------------------------------------------

  *SEE INSTRUCTIONS BEFORE FILLING OUT!  INCLUDE BOTH SIDES OF THE COVER PAGE,
          RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                         AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 971867106                             Page    3    of     9    Pages
----------------------------                    ------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Wilshire Real Estate Partnership, L.P.
    EIN: 93-1236269
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX, IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*
    OO
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OR ORGANIZATION
    Delaware
-------------------------------------------------------------------------------

                                    7  SOLE VOTING POWER
                                       None
                                   --------------------------------------------
NUMBER OF SHARES                    8  SHARED VOTING POWER
BENEFICIALLY OWNED                     2,874,791
                                   --------------------------------------------
BY EACH REPORTING                   9  SOLE DISPOSITIVE POWER
PERSON WITH                            None
                                   --------------------------------------------
                                   10  SHARED DISPOSITIVE POWER
                                       2,874,791
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,874,791
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    14.35%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
-------------------------------------------------------------------------------

  *SEE INSTRUCTIONS BEFORE FILLING OUT!  INCLUDE BOTH SIDES OF THE COVER PAGE,
          RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                         AND THE SIGNATURE ATTESTATION.

                                  INTRODUCTION

     The Reporting Persons herein named hereby file this Amendment No. 2 to the Statement on Schedule 13D filed by the Reporting Persons on June 10, 1999 and amended on June 18, 1999 (the "Statement") in respect of shares of Common Stock Wilshire Financial Services Group Inc. Defined terms not otherwise defined herein have the meanings ascribed thereto in the Statement.

     Only those Items amended are reported herein.

Item 4.  Purpose of Transaction

      Item 4 is amended by adding the following paragraph:

      On June 21, 1999 (the first business day following June 19, 1999), WREI timely filed the holding company application on Form H-(e)1 (the "Application") with the Office of Thrift Supervision (the "OTS") previously referred to in this Schedule. WREI was required to file the Application by the OTS as a condition of the OTS' approval of WREI's acquisition of common stock of the Issuer pursuant to the Plan of Reorganization. A copy of the OTS order requiring the filing of the Application is attached as Exhibit 4(3).

Item 7.  Material to Be Filed as Exhibits

      Item 7 is amended by adding the following:

      Exhibit 4(3):   Order issued by OTS dated May 20, 1999.

                                   SIGNATURE


      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  June 23, 1999         Wilshire Real Estate Investment Trust Inc.


                              By: /s/ Andrew A. Wiederhorn
                                 ---------------------------------------
                                 Andrew A. Wiederhorn
                                 Title:  Chief Executive Officer



                              Wilshire Real Estate Partnership, L.P.

                              By:   Wilshire Real Estate Investment Trust
                                    Inc.
                              Its:  General Partner


                              By: /s/ Andrew A. Wiederhorn
                                 ----------------------------------------
                                 Andrew A. Wiederhorn
                                 Title:  Chief Executive Officer

                                List of Exhibits
                                ----------------

Exhibit No.                     Description                           Page
----------                      -----------                           ----

  4(3)                          Order issued by Office of Thrift       7
                                Supervision dated May 20, 1999